Exhibit 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

February 21, 2014

Arrowhead Research Corporation

225 S. Lake Avenue

Suite 1050

Pasadena, CA

91101

Re: Registration Statement on Form S-3 (File No. 333-193748)

Ladies and Gentlemen:

We have acted as counsel to Arrowhead Research Corporation, a Delaware corporation (the “Company”) in connection with issuance and sale of 6,325,000 shares of the common stock, $0.001 par value (the “Shares”), of the Company pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated the February 19, 2014 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Arrowhead Research Corporation

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP